Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communication, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza ® Announces First Quarter 2020 Financial Results and Business Update

Global retail sales growth (excluding foreign currency impact) of 5.9%

U.S. same store sales growth of 1.6%

International same store sales growth of 1.5%

Global net store growth of 69

Diluted EPS up 39.5% to $3.07

ANN ARBOR, Michigan, April 23, 2020: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced results for the first quarter. Global retail sales increased 4.4% in the first quarter, or 5.9% excluding foreign currency impact. U.S. same store sales grew 1.6% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s U.S. stores business. The international business also posted positive results, with same store sales growth of 1.5% during the quarter. The first quarter marked the 105th consecutive quarter of international same store sales growth and the 36th consecutive quarter of U.S. same store sales growth.

During the quarter, the Company opened 178 gross new stores and 69 net new stores, comprised of 30 net new U.S. stores and 39 net new international stores. The Company’s net store growth includes the closure of its South Africa market, unrelated to the COVID-19 pandemic, comprising 71 stores in total.

First quarter diluted EPS was $3.07, up 39.5% over the prior year quarter.

On April 21, 2020, the Company’s Board of Directors declared a $0.78 per share quarterly dividend for shareholders of record as of June 15, 2020 to be paid on June 30, 2020.

“In a time of unprecedented change in our industry, I am pleased to report that Domino’s is in a very strong financial position, both at the brand and franchisee levels,” said Ritch Allison, Domino’s Chief Executive Officer. “We can’t predict the full impact of COVID-19 on the broader economy and we don’t know how consumer behavior and restaurant purchasing patterns may evolve coming out of this crisis. What I do know is that our franchisees and teams in the U.S. and across the globe will remain focused on safely serving our customers and our communities in this time of need. I have great confidence in our people and our ability to manage through this crisis, and I remain optimistic about the long-term potential of the Domino’s brand.”

First Quarter Highlights (Unaudited):

(dollars in millions, except per share data)	First Quarter of 2020	First Quarter of 2019
Net income	$121.6	$92.7
Weighted average diluted shares	39,633,404	42,202,429
Diluted EPS	$3.07	$2.20

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Revenues increased $37.1 million, or 4.4%, in the first quarter of 2020. This increase was primarily due to an increase in global store counts during the trailing four quarters as well as U.S. and international same store sales growth, resulting in higher supply chain and U.S. and international franchise revenues. The increases in revenues were partially offset by lower U.S. Company-owned store revenues resulting from the previously disclosed sale of 59 U.S. Company-owned stores to certain of the Company’s existing U.S. franchisees during the second quarter of 2019.

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Net Income increased $29.0 million, or 31.2%, in the first quarter of 2020. This increase was primarily driven by a lower effective tax rate as compared to the prior year quarter as a result of higher tax benefits from equity-based compensation. Higher royalty revenues from U.S. and international franchised stores and higher supply chain volumes also benefited net income. The increase in net income was partially offset by higher net interest expense as a result of a higher average debt balance.

•

Diluted EPS was $3.07 for the first quarter versus $2.20 in the prior year quarter. This represents a $0.87, or 39.5%, increase over the prior year quarter. The increase in diluted EPS was driven by higher net income, as well as lower diluted share count, primarily resulting from the Company’s share repurchases during the trailing four quarters.

The table below outlines certain statistical measures utilized by the Company to analyze its performance (unaudited). Refer to the Comments on Regulation G section on page four for additional details.

	First Quarter of 2020	First Quarter of 2019
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+ 3.9%	+ 2.1%
U.S. franchise stores	+ 1.5%	+ 4.1%

U.S. stores	+ 1.6%	+ 3.9%

International stores (excluding foreign currency impact)	+ 1.5%	+ 1.8%

Global retail sales growth: (versus prior year period)
U.S. stores	+ 4.9%	+7.9%
International stores	+ 3.9%	+1.5%

Total	+ 4.4%	+4.6%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 4.9%	+7.9%
International stores	+ 6.8%	+9.1%

Total	+ 5.9%	+8.5%

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at December 29, 2019	342	5,784	6,126	10,894	17,020
Openings	4	31	35	143	178
Closings (1) (2)	(1)	(4)	(5)	(104)	(109)

Store count at March 22, 2020	345	5,811	6,156	10,933	17,089

First quarter 2020 net store growth	3	27	30	39	69

Trailing four quarters net store growth (3)	12	241	253	722	975

(1)	Temporary store closures due to COVID-19 are not treated as store closures and affected stores are included in the March 22, 2020 store count.
(2)	Unrelated to COVID-19, the South Africa market, comprising 71 stores in total, closed in the first quarter.
(3)

Trailing four quarters net store growth does not include the effect of transfers. In the second quarter of 2019, the Company sold a total of 59 U.S. Company-owned stores to certain of its existing U.S. franchisees.

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its first quarter 2020 financial results. The call can be accessed by dialing (866) 470-5929 (U.S./Canada) or (409) 217-8311 (International). Ask for the Domino’s Pizza conference call, ID 3263126. The call will also be webcast, and will be archived for one year, on biz.dominos.com.

Company Withdraws Two- to Three-Year Outlook

Due to the current uncertainty surrounding the global economy and the Company’s business operations considering COVID-19, the Company is withdrawing its two-to three-year outlook for global retail sales growth, U.S. same store sales growth, international same store sales growth and global net unit growth.

Share Repurchases

During the first week of the first quarter of 2020, the Company repurchased and retired 271,064 shares of its common stock in open market repurchases under its Board of Directors-approved share repurchase program for approximately $79.6 million. As of March 22, 2020, the Company’s total remaining authorized amount for share repurchases under such program was approximately $326.6 million.

Liquidity

As of March 22, 2020, the Company had approximately:

•	$200.8 million of unrestricted cash and cash equivalents;

•	$4.10 billion in total debt; and

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$158.6 million of available borrowings under its $200.0 million variable funding note facility, net of letters of credit issued of $41.4 million. As previously disclosed, subsequent to the first quarter, the Company borrowed $158.0 million under its variable funding note facility.

Net cash provided by operating activities was $95.4 million during the first quarter of 2020. The Company invested $17.5 million in capital expenditures during the first quarter of 2020. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $77.9 million during the first quarter of 2020 (refer to the Comments on Regulation G section on page four for additional details).

(in thousands)	First Quarter of 2020
Net cash provided by operating activities	$95,358
Capital expenditures	(17,467)

Free cash flow	$77,891

Preliminary Estimated Business Update for the Available Periods of the Second Quarter of 2020 (Unaudited)

Given the unprecedented impact of the COVID-19 pandemic on the Company’s business and the restaurant industry, the Company has included the below preliminary estimates of retail sales growth and same store sales growth for the first four weeks of the second quarter of 2020 for its U.S. business.

Weeks One - Four Second Quarter 2020 (March 23, 2020 to April 19, 2020)
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+10.6%
U.S. franchise stores	+6.9%

U.S. stores	+7.1%

Retail sales growth: (versus prior year period)
U.S. stores	+10.7%

The Company has included the below preliminary estimates of retail sales growth and same store sales growth for the first three weeks of the second quarter of 2020 for its international business.

Weeks One - Three Second Quarter 2020 (March 23, 2020 to April 12, 2020)
Same store sales growth: (versus prior year period)
International stores (excluding foreign currency impact)	(3.2)%
Retail sales growth: (versus prior year period)
International stores	(18.9)%
Retail sales growth: (versus prior year period, excluding foreign currency impact)
International stores	(13.2)%

As of April 21, 2020, nearly all of the Company’s U.S. stores remain open, with dining rooms closed and stores deploying contactless delivery and carryout solutions. Based on information reported to the Company by its master franchisees, the Company estimates that as of April 21, 2020, there are approximately 1,750 international stores that are temporarily closed.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics. The Company has also included metrics such as global retail sales, global retail sales growth, global retail sales growth, excluding foreign currency impact and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” and “Retail sales” to refer to total retail sales at Company-owned and franchise stores. The Company believes retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” and “Retail sales growth” are calculated as the change of U.S. Dollar retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” and “Retail sales growth, excluding foreign currency impact” are calculated as the change of international local currency retail sales against the comparable period of the prior year.

The Company uses “Same store sales growth,” which is calculated for a given period by including only sales from stores that had sales in the comparable weeks of both years. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 17,000 stores in over 90 markets. Domino’s had global retail sales of over $14.3 billion in 2019, with over $7.0 billion in the U.S. and nearly $7.3 billion internationally. In the first quarter of 2020, Domino’s had global retail sales of over $3.4 billion, with over $1.7 billion in the U.S. and over $1.7 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the end of the first quarter of 2020. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2019 from digital channels, primarily online ordering and mobile applications. In the U.S., Domino’s generates over 65% of sales via digital channels and has developed several innovative ordering platforms, including those developed for Google Home, Facebook Messenger, Apple Watch, Amazon Echo and Twitter – as well as Domino’s Hotspots®, an ordering platform featuring over 200,000 unique, non-traditional delivery locations. In June 2019, through an announced partnership with Nuro, Domino’s furthered its exploration and testing of autonomous pizza delivery. In late 2019, Domino’s opened the Domino’s Innovation Garage adjacent to its headquarters in Ann Arbor, Michigan to fuel continued technology and operational innovation – while also launching its GPS technology, allowing customers to follow the progress of the delivery driver from store to doorstep.

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Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and Quarterly Report on Form 10-Q for the quarterly period ended March 22, 2020. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; our ability to manage difficulties associated with or related to the COVID-19 pandemic and the effects of COVID-19 on our business and supply chain; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; new product, digital ordering and concept developments by us, and other food-industry competitors; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to profitably manage their operations without negatively impacting our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the effect of war, terrorism, catastrophic events or climate change; our ability to pay dividends and repurchase shares; changes in consumer preferences, spending and traffic patterns and demographic trends; actions by activist investors; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	March 22, 2020	% of Total Revenues	March 24, 2019	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$102,326		$123,450
U.S. franchise royalties and fees	104,746		96,708
Supply chain	512,700		472,100
International franchise royalties and fees	57,496		54,584
U.S. franchise advertising	95,834		89,121

Total revenues	873,102	100.0%	835,963	100.0%

Cost of sales:
U.S. Company-owned stores	79,388		95,540
Supply chain	453,557		418,134

Total cost of sales	532,945	61.0%	513,674	61.4%

Operating margin	340,157	39.0%	322,289	38.6%

General and administrative	88,489	10.2%	89,664	10.7%
U.S. franchise advertising	95,834	11.0%	89,121	10.7%

Income from operations	155,834	17.8%	143,504	17.2%
Interest expense, net	(38,538)	(4.4)%	(34,361)	(4.1)%

Income before (benefit) provision for income taxes	117,296	13.4%	109,143	13.1%
(Benefit) provision for income taxes	(4,306)	(0.5)%	16,493	2.0%

Net income	$121,602	13.9%	$92,650	11.1%

Earnings per share:
Common stock – diluted	$3.07		$2.20

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 22, 2020	December 29, 2019
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$200,801	$190,615
Restricted cash and cash equivalents	189,370	209,269
Accounts receivable, net	219,199	210,260
Inventories	49,010	52,955
Prepaid expenses and other	26,025	19,129
Advertising fund assets, restricted	109,969	105,389

Total current assets	794,374	787,617
Property, plant and equipment, net	240,717	242,881
Operating lease right-of-use assets	228,940	228,785
Other assets	125,845	122,809

Total assets	$1,389,876	$1,382,092

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$43,390	$43,394
Accounts payable	94,502	111,101
Operating lease liabilities	36,914	33,318
Advertising fund liabilities	106,832	101,921
Other accrued liabilities	170,531	164,097

Total current liabilities	452,169	453,831
Long-term liabilities:
Long-term debt, less current portion	4,061,198	4,071,055
Operating lease liabilities	199,304	202,731
Other accrued liabilities	69,395	70,234

Total long-term liabilities	4,329,897	4,344,020
Total stockholders’ deficit	(3,392,190)	(3,415,759)

Total liabilities and stockholders’ deficit	$1,389,876	$1,382,092

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
	March 22, 2020	March 24, 2019
(In thousands)
Cash flows from operating activities:
Net income	$121,602	$92,650
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,032	13,790
Loss on sale/disposal of assets	306	149
Amortization of debt issuance costs	1,291	1,101
Provision for deferred income taxes	702	1,467
Non-cash compensation expense	4,914	4,608
Excess tax benefits from equity-based compensation	(30,449)	(8,663)
Provision for losses and accounts and notes receivable	1,589	94
Changes in operating assets and liabilities	(23,119)	1,974
Changes in advertising fund assets and liabilities, restricted	4,490	(10,172)

Net cash provided by operating activities	95,358	96,998

Cash flows from investing activities:
Capital expenditures	(17,467)	(12,222)
Other	(426)	262

Net cash used in investing activities	(17,893)	(11,960)

Cash flows from financing activities:
Repayments of long-term debt and finance lease obligations	(10,849)	(48,968)
Proceeds from exercise of stock options	10,105	4,537
Purchases of common stock	(79,590)	(8,144)
Tax payments for restricted stock upon vesting	(1,796)	(2,467)
Other	72	(90)

Net cash used in financing activities	(82,058)	(55,132)

Effect of exchange rate changes on cash	(961)	124

Change in cash and cash equivalents, restricted cash and cash equivalents	(5,554)	30,030

Cash and cash equivalents, beginning of period	190,615	25,438
Restricted cash and cash equivalents, beginning of period	209,269	166,993
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	84,040	44,988

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	483,924	237,419

Cash and cash equivalents, end of period	200,801	83,114
Restricted cash and cash equivalents, end of period	189,370	150,055
Cash and cash equivalents included in advertising fund assets, restricted, end of period	88,199	34,280

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$478,370	$267,449

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